Exhibit 99.1

      Rogers Corporation Acquires 3M Share of Durel Corporation

    ROGERS, Conn.--(BUSINESS WIRE)--Sept. 30, 2003--Rogers Corporation (NYSE:ROG) announced today that it has acquired from 3M Company (NYSE:MMM) its 50% interest in Durel Corporation, a joint venture of Rogers and 3M, for $26 million in cash.
    Effective today, the operations and revenues of Durel will become fully integrated and consolidated into Rogers Corporation. The new business unit will be called the Durel Division and its financial and operating results will be included as part of the Rogers' Polymer Materials and Components business segment. Rogers expects the acquisition to be accretive to earnings.
    Durel Corporation was formed as a 50/50 joint venture between Rogers and 3M in 1988. The company progressed from a small startup operation to what is now the largest manufacturer of electroluminescent lighting in the world. Electroluminescent lamps provide a high quality, cool, efficient and durable source for backlighting a wide range of handheld devices, sporting good products and interior automotive controls. With its patented inverter and lamp technology, Durel is able to offer a broad range of electroluminescent custom designs to meet the challenges of today's marketplace. Year-to-date revenues for the company through August were $44 million.
    Rogers anticipates a smooth and orderly transition as it fully integrates Durel into the Rogers family. Mr. Michael D. Bessette, a 27-year employee of Rogers will become Vice President of the new Durel business unit. Mr. Bessette is currently Director of Product Development for Rogers.
    Steve Landwehr, Executive Vice President, 3M Transportation Business, commented, "Durel has evolved to the point where we agreed that the business is best served by integrating it within the organization of one of the partners. Strategically, the best fit is with Rogers."
    Robert D. Wachob, Rogers President and C.O.O., commented, "For the past 15 years, Rogers and 3M have worked together to bring this business from a concept to a thriving company. We strongly believe that Durel has a very promising and exciting future. We feel Rogers can add significant value to this business by applying our research and development skills to bring about future products." Mr. Wachob stated further, "This business should significantly increase Rogers' product offerings to the automotive and cellular phone markets."

    Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high performance specialty materials focusing on the wireless communications and computer markets. Rogers operates manufacturing facilities in Connecticut, Arizona, and Illinois in the U.S., in Ghent, Belgium and in Suzhou, China. Sales offices are located in Japan, Hong Kong, China, Taiwan, Korea and Singapore. Rogers has joint ventures in Japan with Inoac Corporation, in Taiwan with Chang Chun Plastics, and in the U.S. with Mitsui Chemicals.

    Safe Harbor Statement

    Statements in this news release that are not strictly historical may be deemed "forward-looking" statements which should be considered as subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, and the like, are incorporated by reference in the Rogers Corporation 2002 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements.

    Website: http://www.rogerscorporation.com


    CONTACT: Rogers Corporation
             Debra J. Granger, 860-779-5596
             debra.granger@rogerscorporation.com